UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report
(Date of earliest event reported):
July 5, 2006
IOMAI CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE	000-51709	52-2049149
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
20 Firstfield Road, Suite 250
Gaithersburg, MD 20878
(Address of principal executive offices and zip code)
(301) 556-4500
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(d))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
     On July 5, 2006, James Young resigned from his position as a director of Iomai Corporation (the “Company”), the Board of Directors of the Company (the “Board”) elected Thomas Martin Vernon, Jr. as a director to fill the vacancy created by Dr. Young’s resignation, the Board approved an increase in its size from six to seven members, the Board elected F. Weller Meyer to serve as a new director, and the Board made appointments to several Committees of the Board.
     Dr. Young resigned as a director effective July 5, 2006 as a result of his duties as President of Research and Development at MedImmune, Inc. and not as a result of any disagreement with the Company. Dr. Young served as a member of the Compensation Committee and the Corporate Governance Committee of the Board.
     The Board elected Thomas Martin Vernon, Jr. to fill the vacancy created by Dr. Young’s resignation. Dr. Vernon is not expected to be immediately appointed to any Committees of the Board. The Board elected F. Weller Meyer to serve as a new director of the Company. Mr. Meyer has been appointed to and will replace Jeff Himawan as a member of the Audit Committee of the Board. Mr. Meyer will also replace R. Gordon Douglas as the Chairperson of the Audit Committee, with Dr. R. Gordon Douglas continuing to serve as a member of the Audit Committee. The Board has determined that Mr. Meyer is an “audit committee financial expert” as defined by Item 401(h) of Regulation S-K of the Securities Exchange Act of 1934. Dr. R. Gordon Douglas has been appointed to the Compensation Committee of the Board. Mr. Meyer and Richard Douglas have been appointed to the Corporate Governance Committee of the Board.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IOMAI CORPORATION
Date: July 6, 2006	By:	/s/ Russell P. Wilson
		Name:	Russell P. Wilson
		Title:	Chief Financial Officer